THE TIMOTHY PLAN INVESTMENT ADVISORY AGREEMENT

JANUARY 19, 1994

CONSOLIDATED AND RESTATED

AS OF FEBRUARY 26, 2021

Amended as of July 27, 2021

THIS AGREEMENT, originally made by and between THE TIMOTHY PLAN, a Delaware business trust, (hereinafter called the “Trust”) and TIMOTHY PARTNERS, LTD., a Florida limited partnership, (hereinafter called “Investment Adviser”) as of January 19, 1994, and as amended from time to time from that date to the present, is hereby consolidated and restated as of February 26, 2021.

WITNESSETH:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities, and the Investment Adviser is a registered Investment Adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and engages in the business of providing investment management services; and

WHEREAS, the Trust has selected the Investment Adviser to serve as the investment adviser for the Trust effective as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.            The Trust hereby employs the Investment Adviser to manage the investment and reinvestment of each series of the Trust, as may be created by the Board of Trustees from time to time, and as set forth on Schedule A to this Agreement, and to administer its affairs, subject to the direction of the Board of Trustees and officers of the Trust for the periods and on the terms hereinafter set forth. The Investment Adviser hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Investment Adviser shall for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust in any way, or in any way be deemed an agent of the Trust. The Investment Adviser shall regularly make decisions as to what securities to purchase and sell on behalf of each series of the Trust set forth on Schedule A and shall record and implement such decisions and shall furnish the Board of Trustees of the Trust with such information and reports regarding the Trust’s investments as the Investment Adviser deems appropriate or as the Trustees of the Trust may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Investment Adviser may retain as a sub-adviser to the Trust, at the Investment Adviser’s own expense, any investment adviser registered under the Advisers Act.

2.            The Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes. Partners and employees of the

Investment Adviser may be trustees, officers and employees of the funds of which Timothy Partners, Ltd. is Investment Adviser. Partners and employees of the Investment Adviser who are trustees, officers and/or employees of the Trust shall not receive any compensation from the Trust for acting in such dual capacity.

In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust and Investment Adviser may share facilities common to each, with appropriate proration of expenses between them.

3.            (a)        The Investment Adviser shall place and execute Trust orders for the purchase and sale of portfolio securities with broker/dealers. Subject to the primary objective of obtaining the best available prices and execution, the Investment Adviser will place orders for the purchase and sale of portfolio securities for the Trust with such broker/dealers as it may select from time to time, including brokers who provide statistical, factual and financial information and services to the Trust, to the Investment Adviser, or to any other fund for which the Investment Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Trust or who sell shares of any other fund for which the Investment Adviser provides investment advisory services. Broker/dealers who sell shares of the funds of which Timothy Partners, Ltd. is Investment Adviser, shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”).

(b)         Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Adviser may ask the Trust and the Trust may agree to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where it and the Investment Adviser have determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Trust and to other funds for which the Investment Adviser exercises investment discretion.

4.            As compensation for the services to be rendered to the Trust by the Investment Adviser under the provisions of this Agreement, each series of the Trust set forth on Schedule A shall pay to the Investment Adviser from such series’ assets an annual fee equal to the percentage of the daily average net assets of such series as shall be set forth on Schedule A, payable on a monthly basis.

If this Agreement is terminated prior to the end of any calendar month, the management fee for each series of the Trust shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

5.            The services to be rendered by the Investment Adviser to the Trust under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6.            The Investment Adviser, its partners, employees, and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

7.            In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of duties of the Investment Adviser to the Trust, the Investment Adviser shall not be subject to liabilities to the Trust or to any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

8.          The Trust agrees that, in the event that the Investment Adviser ceases to be the Trust’s investment adviser for any reason, the Trust will (unless the Investment Adviser otherwise agrees in writing) promptly take all necessary steps to propose to the shareholders at the next regular meeting that the Trust change to a name not including the word “Timothy.” The Trust agrees that the word “Timothy” in its name is derived from the name of the Investment Adviser and is the property of the Investment Adviser for copyright and all other purposes and that therefore such word may be freely used by the Investment Adviser as to other investment activities or other investment products.

9.          This Agreement shall be executed and become effective as of the date written below if approved by the vote of a majority of the outstanding voting securities of the Trust. For any additional series of the Trust to be included in this Agreement in the future, this Agreement shall become effective as to such series upon approval of the Board of Trustees pursuant to the requirements of the Investment Company Act of 1940., and be approved by the vote of a majority of the outstanding voting securities of such series. This Agreement shall continue in effect for a period of two years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Trust and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. No amendment to this Agreement shall be effective unless the terms thereof have been approved by the vote of a majority of the outstanding voting securities of the Trust and by the vote of a majority of Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days’ written notice to the Investment Adviser of the Trust’s intention to do so, pursuant to action by the Board of Trustees of the Trust or pursuant to a vote of a majority of the outstanding voting securities of the Trust. The Investment Adviser may terminate this Agreement at any time, without the payment of penalty on sixty days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Investment Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

10.           This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

11.         For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the Investment Company Act of 1940.

IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presents to be signed by their duly authorized officers the 19th day of JANUARY, 1994.

Attest:	THE TIMOTHY PLAN

/s/ Shannon Mumbert	By:	/s/ Arthur D. Ally
Arthur D. Ally

Attest:	TIMOTHY PARTNERS, LTD.
	By:	COVENANT FUNDS, INC.
Managing General Partner

/s/ Shannon Mumbert	By:	/s/ Arthur D. Ally
Arthur D. Ally, President

SCHEDULE A

TO INVESTMENT ADVISORY AGREEMENT

DATED JANUARY 19, 1994

CONSOLIDATED AS OF FEBRUARY 26, 2021

LAST AMENDED AS OF

July 27, 2021

Name of Trust Series	Investment Advisory Fee

Timothy Plan Aggressive Growth Fund	0.85%

Timothy Plan Large/Mid Cap Growth Fund	0.85%

Timothy Plan Small Cap Value Fund	0.85%

Timothy Plan Large/Mid Cap Value Fund	0.85%

Timothy Plan Growth and Income Fund	0.85%

Timothy Plan International Fund	1.00%

Timothy Plan Israel Common Value Fund	1.00%

Timothy Plan Defensive Strategies Fund	0.60%

Timothy Plan Fixed Income Fund	0.60%

Timothy Plan High Yield Bond Fund	0.60%

Timothy Plan Strategic Growth Fund	0.65%

Timothy Plan Conservative Growth Fund	0.65%

Timothy Plan Strategic Growth Portfolio Variable Series	0.10%

Timothy Plan Conservative Growth Portfolio Variable Series	0.10%

Timothy Plan US Large/Mid Cap Core ETF	0.52%

Timothy Plan Small Cap Core ETF	0.52%

Timothy Plan High Dividend Stock ETF	0.52%

Timothy Plan International ETF	0.62%

Timothy Plan Large/Mid Cap Core Enhanced ETF	0.52%

Timothy Plan High Dividend Stock Enhanced ETF	0.52%